EXHIBIT F

                               WEBVAN GROUP, INC.

                                LOCK-UP AGREEMENT

                                 August 27, 1999



Goldman, Sachs & Co.
Donaldson, Lufkin & Jenrette Securities Corporation
Merrill Lynch, Pierce, Fenner & Smith Incorporated
BancBoston Robertston Stephens Inc.
Bear, Stearns & Co. Inc.
Deutsche Bank Securities Inc.
Thomas Weisel Partners LLC
   As Representatives (the "Representatives")
   of the several Underwriters
c/o Goldman, Sachs & Co.
85 Broad Street
New York, NY  10004

            Re:  Webvan Group, Inc.- Lock-Up Agreement
                 -------------------------------------

Ladies and Gentlemen:

         This Lock-Up Agreement is being delivered to you in connection with the proposed Underwriting Agreement (the "Underwriting Agreement") among Webvan Group, Inc., a Delaware corporation (the "Company"), and the group of Underwriters named therein relating to an underwritten public offering of Common Stock, $0.0001 par value (the "Common Stock"), of the Company (the "Offering").

         In consideration of the agreement by the Underwriters to offer and sell the Common Stock, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date of the final Prospectus used in connection with the Offering and continuing to and including the date 180 days after the date of such final Prospectus, the undersigned will not offer, sell, contract to sell, transfer, assign, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock of the Company, or any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission (collectively, the "Undersigned's Shares").



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         The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned's Shares even if such shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned's Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such shares.

         The foregoing restriction shall not apply to any shares of Common Stock or other securities acquired in the Offering or in open market transactions after the completion of the Offering.

         Notwithstanding the foregoing:

         (i) at any time beginning on the third day following the public release of the Company's earnings for the year ended December 31, 1999, the undersigned may offer, sell, transfer, assign, pledge or otherwise dispose of the Undersigned's Shares up to an amount equal to 15% of the Undersigned's Shares benefically owned as of December 31, 1999; and

         (ii) at any time beginning on the 48th day following the public release of the Company's earnings for the year ended December 31, 1999, the undersigned may offer, sell, transfer, assign, pledge or otherwise dispose of the Undersigned's Shares up to an amount equal to an additional 25% of the Undersigned's Shares benefically owned as of December 31, 1999.

         In addition, notwithstanding the foregoing, the undersigned may transfer the Undersigned's Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) with the prior written consent of Goldman, Sachs & Co. on behalf of the Underwriters. For purposes of this Lock-Up Agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, the undersigned may transfer the capital stock of the Company to any person or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, the undersigned; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Agreement and there shall be no further transfer of such capital stock except in accordance with this Agreement, and provided further that any such transfer shall not involve a disposition for value. The undersigned now has, and, except as contemplated by clause (i), (ii), or (iii) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned's Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the Undersigned's Shares except in compliance with the foregoing restrictions.

         This Lock-Up Agreement by the undersigned shall automatically terminate on the earlier of (a) the date that is the 181st day after the date of this Lock-Up Agreement if the Offering is not


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consummated by such date, unless, a registration statement relating to the
Public Offering has been declared effective by the SEC and the Underwriters have commenced or are in the process of commencing the Offering by such date and the Offering is completed within 30 days thereafter, in which case, this Lock-Up Agreement shall not terminate, or, (b) if the Company decides that it would not be prudent to undertake the Offering, on the date the Company provides written notice to such effect to the undersigned.

         The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the Offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors, and assigns.



                                     Very truly yours,

                                     SOFTBANK Capital Advisors Fund LP
                                     ------------------------------------------
                                     Exact Name of Shareholder

                                     /s/ Steven J. Murray
                                     ------------------------------------------
                                     Authorized Signature

                                     By:  SOFTBANK Capital Partners LLC
                                          By: Steven Murray
                                    -------------------------------------------
                                    Title     Individual Representative
                                              of Administrative Member







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